Exhibit 14



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the references to our firm under the caption "Financial Highlights" in the Prospectus dated June 30, 2001 and "Independent Auditors" in the Statement of Additional Information dated June 30, 2001, and to the incorporation by reference of our report dated June 19, 2001 with respect to the financial statements and financial highlights of Automated Government Cash Reserves, a portfolio of Money Market Obligations Trust, included in the April 30, 2001 Annual Report to Shareholders, which with the Prospectus and
Statement of Additional Information are incorporated by reference in this Proxy Statement/Prospectus constituting part of this Registration Statement on Form N-14.



                                                            /s/ERNST & YOUNG LLP

Boston, Massachusetts
May 31, 2002